CONTRACT SUMMARY

We offer this summary to help you understand this contract. We do not intend that it change any of the provisions of the contract.

This is a modified single premium variable life insurance contract. It calls for the payment of an initial premium. The initial premium minus any applicable deductions for state and/or local premium taxes, minus the mortality charges deducted on the contract date is the contract fund at the start. The value of the contract fund will vary with the payment of premiums, the investment performance of those subaccounts of the Pruco Life Single Premium Variable Life Account that you select, the extent to which interest is credited to any portion allocated to the fixed account, and the extent to which the monthly mortality charges are less than the guaranteed maximums. There are two circumstances in which additional premiums may be paid:

1. If the net cash value of this contract becomes zero, the contract will be in default and an additional premium sufficient to bring the contract out of default may be paid during the grace period.

2. An additional premium may be paid if (1) it is permitted according to the definition of life insurance contained in the applicable federal tax law and (2) it does not result in an increase in the insurance amount.

Extensive borrowing will affect policy values, possibly resulting in the eventual loss of coverage unless the loan is repaid with accrued interest and/or additional premiums are paid.

We describe on page 8 the way in which the contract may go into default. If the contract remains in default at the end of its days of grace, the contract will end and have no value.

Proceeds is a word we use to mean the amount we would pay if we were to settle the contract in one sum. To compute the proceeds that may arise from the Insured's death, we start with a basic amount. We may adjust that amount if there is a loan. The table below tells what the basic amount is. The table will refer you to the parts of the contract that tell you how we may adjust the basic amount. If you surrender the contract the proceeds will be the net cash value. We describe it under Cash Value Option on page 11.

Proceeds often are not taken in one sum. For instance, on surrender, you may be able to put proceeds under a settlement option to provide retirement income or for some other purpose. Also, for all or part of the proceeds that arise from the Insured's death, you may be able to choose a manner of payment for the beneficiary. If the Insured dies and an option has not been chosen, the beneficiary may be able to choose one. We will pay interest under Option 3 from the date of death on any proceeds to which no other manner of payment applies. This will be automatic as we state on page 17. There is no need to ask for it.

You and we may agree on a change in the ownership of this contract. Also unless we endorse it to say otherwise, the contract gives you these rights among others:

o    You may change the beneficiary under it.

o    You may borrow on it up to its loan value.

o    You may surrender it for its net cash value.

o You may change the allocation of additional premiums, minus any deductions for state and/or local premium taxes, among the subaccounts and the fixed account.

o    You may transfer amounts among subaccounts and the fixed account.

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                             TABLE OF BASIC AMOUNTS
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When the proceeds arise from the Insured's death:
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And the Contract Is           Then The Basic              And We Adjust The
In force:                     Amount Is:                  Basic Amount For:
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other than during the         the insurance amount        contract debt
days of grace (see page 8)    (see page 10)               (see page 12)
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during the days of grace      the insurance amount        contract debt and any
                                                          additional premium due
                                                          in the days of grace
                                                          (see pages 12 and 8)
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        This table is part of the Contract Summary and of the Contract.


Page 5 (VFL-85) (MA)

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